EXHIBIT 99.1

Press Release

TUT SYSTEMS, INC. ANNOUNCES THIRD QUARTER 2006 RESULTS

Lake Oswego, Oregon, November 6, 2006 — Tut Systems, Inc. (Nasdaq: TUTS), today announced its third quarter results for 2006. Revenue for the quarter ended September 30, 2006, was $8.2 million compared with revenue of $10.0 million for the quarter ended September 30, 2005. This represents a decrease in revenue of 18.1% when compared with the third quarter of 2005, and a 1.5% increase when compared with second quarter 2006 revenue of $8.1 million. Revenue for the nine months ended September 30, 2006 was $27.8 million compared with revenue of $26.8 million for the nine months ended September 30, 2005. This represents a year-over-year increase in revenue of 4.0%.

Revenue related to video processing systems was $6.9 million and $8.1 million for the quarters ended September 30, 2006 and 2005, respectively. Revenue relating to private broadband network products was $1.1 million and $1.2 million for the quarters ended September 30, 2006 and 2005, respectively. Revenue related to legacy product sales from the Copper Mountain Networks merger was $0.2 million and $0.7 million for the quarters ended September 30, 2006 and 2005, respectively. International sales represented 13.0% and 27.0% of total sales for the quarters ended September 30, 2006 and 2005, respectively.

Gross profit for the quarter ended September 30, 2006, was $2.6 million, an increase of 21.0% compared with gross profit of $2.2 million for the quarter ended September 30, 2005. Included in gross profit was a charge for amortization of intangibles of $0.4 million for each of the quarters ended September 30, 2006 and 2005. Gross profit for the nine months ended September 30, 2006, was $9.0 million compared with $8.2 million for the nine months ended September 30, 2005.

Gross margin for the quarter ended September 30, 2006, was 32.0%, compared with third quarter 2005 gross margin of 21.7%. Gross margin was 32.3% and 30.6% for the nine months ended September 30, 2006 and 2005, respectively.

Net loss for the three months ended September 30, 2006, was $(1.3) million or $(0.04) per basic and diluted share. Net loss for the three months ended September 30, 2005, of $(5.6) million or $(0.17) per basic and diluted share. The net loss for the three months ended September 30, 2006 includes a gain related to the change in value on the convertible note derivatives of $2.5 million and amortization of the debt discount of $(0.2) million associated with the convertible notes issued on August 22, 2006. The impact of these two non-cash items was to decrease the net loss for the three months ended September 30, 2006 by $2.3 million or $0.07 per basic and diluted share. Net loss for the nine months ended September 30, 2006 was $(9.1) million or $(0.27) per basic and diluted share compared with $(13.4) million or $(0.48) per basic and diluted share for the nine months ended September 30, 2005.

Third Quarter Conference Call Information

Tut Systems will host a conference call on November 7, 2006 beginning at 5:30 am Pacific time to discuss its third quarter operating results, balance sheet, cash flows and current business activities.

Participants of the conference call should dial in at least five minutes before the start time.

Conference ID # 1298082

U.S. and Canada dial (877) 356-8058

International participants dial (706) 634-2465

Online at www.tutsys.com

A replay will be available two hours after the call ends for one week. Dial

(800) 642-1687 or (706) 645-9291 and enter the conference ID number. A replay will also be available at www.tutsys.com.

Recent Announcements:

Significant announcements from Tut Systems since the second quarter earnings release include:

8/10/06	Tut Systems, Inc. Announces Second Quarter 2006 Results

8/16/06	Tut Systems Upgrades another Customer to MPEG-4 AVC

8/23/06	Tut Systems, Inc. Announces Private Placement Financing

8/24/06	Tut Systems, Inc. Announces Closing of Private Placement Financing

9/7/06	Tut Systems CEO to Present at ThinkEquity’s Growth Conference

9/12/06	Tut Systems CEO to Speak at Merriman Curhan Ford Investors Summit 2006

10/24/06	Tut Systems Announces Milestone Shipments of PowerBroadband Systems to Hotels

10/31/06	Tut Systems Unveils New Offerings at TelcoTV 2006

11/1/06	Tut Systems to Release Q3 2006 Results on November 6, 2006 Followed by a Conference Call on November 7, 2006

11/2/06	Tut Systems Launches IPTV Headend with Smart City

About Tut Systems, Inc.

Tut Systems, Inc. delivers advanced content processing and distribution products as well as comprehensive system integration services for deploying next-generation data and video services over broadband networks. Service providers, content providers and government agencies worldwide use Tut Systems solutions to deliver broadcast-quality video over broadband networks.

Tut Systems is headquartered in Lake Oswego, OR with regional offices across North America and Asia. For more information visit www.tutsys.com or call (971) 217-0400.

FINANCIAL TABLES FOLLOW

TUT SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2006	2005	2006
Revenue	$10,039	$8,218	$26,766	$27,835
Cost of goods sold	7,863	5,586	18,572	18,858

Gross profit	2,176	2,632	8,194	8,977

Operating expenses:
Sales and marketing	2,663	1,846	7,895	6,751
Research and development	3,892	2,921	9,229	9,106
General and administrative	1,063	1,265	4,187	3,945
Restructuring costs	130	—	130	359
Amortization of intangible assets	18	17	51	51

Total operating expenses	7,766	6,049	21,492	20,212

Loss from operations	(5,590)	(3,417)	(13,298)	(11,235)
Gain on convertible note derivatives	—	2,483	—	2,483
Amortization of debt discount	—	(182)	—	(182)
Interest and other (expense) income, net	(10)	(181)	(139)	(142)

Net loss	$(5,600)	$(1,297)	$(13,437)	$(9,076)

Net loss per share, basic and diluted	$(0.17)	$(0.04)	$(0.48)	$(0.27)

Shares used in computing net loss, basic and diluted	32,042	33,782	27,773	33,662

TUT SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2005	September 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$12,111	$4,593
Short-term investments	1,693	—
Accounts receivable, net	14,873	14,907
Inventories, net	6,719	11,986
Prepaid expenses and other	983	1,116

Total current assets	36,379	32,602
Property and equipment, net	2,827	2,512
Intangibles and other assets	7,977	7,186

Total assets	$47,183	$42,300

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$7,080	$4,254
Accounts payable and accrued liabilities	8,952	9,926
Deferred revenue	527	613
Convertible debt derivative liabilities	—	3,509

Total current liabilities	16,559	18,302
Note payable and other long term liabilities	4,222	4,292
Convertible debt	—	2,081

Total liabilities	20,781	24,675
Stockholders’ equity	26,402	17,625

Total liabilities and stockholders’ equity	$47,183	$42,300